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                                                                    Exhibit 99.1

                  WSI Industries Announces Plan to Consolidate
         Manufacturing Operations in Rochester and Osseo, MN, Facilities
                          By End of Calendar Year 1999

Planned Sale of Long Lake Facility Expected to Offset Consolidation Expenses

September 2, 1999--Long Lake, MN--WSI Industries, Inc. (Nasdaq NMS: WSCI) today announced that it plans to close its Long Lake plant by the end of calendar year 1999 and consolidate all manufacturing operations at its two recently acquired subsidiaries: Bowman Tool and Machining, Inc. in Rochester, MN, and Taurus Numeric Tool, Inc. in Osseo, MN.

Michael J. Pudil, President and chief executive officer, said consolidating manufacturing operations is designed to facilitate WSI's long-term strategic growth plans. He said this initiative will place the Company in closer proximity to its major customers as well as reduce WSI's overhead structure. The Bowman unit's largest customers are Deere & Co.'s Construction operation and Power Systems operation. The Company's largest customer served out of the Long Lake facility is Deere's agricultural equipment operation in Iowa.

Pudil said consolidation costs are expected to be largely offset by the anticipated gain from the sale of the Long Lake facility. The majority of these consolidation expenses will be incurred in the first quarter of fiscal 2000 ending November 30.

In August 1999, the Company acquired the stock of Bowman, a precision machining company with annual sales of approximately $8 million. Since Bowman was included in the Company's consolidated operating results for the final three weeks of fiscal 1999 ended August 29, it was modestly accretive to WSI's full-year operations. The unit is expected to make a positive contribution to the Company's profitability during fiscal 2000.

In February, the Company acquired the stock of Taurus, a specialized precision machining company serving the avionics and aerospace markets. Taurus made a positive contribution to the Company's profitability during the second half of fiscal 1999.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including agriculture, construction, aerospace and avionics, recreational vehicles and computers.